Exhibit 99.1

Singing Machine Announces Corporate Rebrand to Algorhythm Holdings, Inc.

Strategic Rebranding to Focus on Expanded Business Model and Growth Strategy. New Ticker RIME.

Fort Lauderdale, FL, September 5, 2024 – The Singing Machine Company, Inc. (“Singing Machine”) (NASDAQ: MICS) – the worldwide leader in consumer karaoke products, recently announced it has successfully completed the acquisition of SemiCab, Inc. (“SemiCab”), a leading artificial intelligence technology company in the global logistics space. As part of this transaction, the Company announced an expanded business model, centered on making investments in AI driven technology companies focused on solving challenges for some of the largest global industry verticals.

Today, the Company unveiled its new holding company name, Algorhythm Holdings, Inc. (“Algorhythm”). Under this new holding company structure, the Company will continue to leverage the strong brand recognition of the Singing Machine for its legacy consumer electronics product portfolio, and SemiCab for its scaling AI logistics business. As part of this rebrand, the Company will also change its ticker symbol, and is expected to trade on Nasdaq under the symbol “RIME.” This change is expected to become effective at the opening of trading on September 9, 2024. This process will also involve repositioning the legacy karaoke business into a wholly-owned subsidiary, separate and distinct from the publicly traded parent company. This legal process is expected to provide great transactional flexibility for the holding company to evaluate attracting minority interest partners for the consumer electronics business while minimizing future dilution, as well as other possible corporate options for this business unit.

Gary Atkinson, CEO of Algorhythm, provided insight into the new brand, “We are excited to unveil our new holding company structure, giving us greater flexibility for each business unit to leverage their own brands for their respective markets, clients, and stakeholders. The new structure broadens our growth horizons and is designed to hopefully unlock future value by decoupling the legacy karaoke business from the publicly traded parent company.”

“In the context of our expanding business model, the rebrand to Algorhythm is a direct play on both our technology and music-centric subsidiaries. We believe this rebrand provides us with a balanced mix of cohesion and flexibility to flex the right brand at the right time to the right end audience as needed,” concluded Mr. Atkinson.

About SemiCab

SemiCab is a cloud-based Collaborative Transportation Platform built to achieve the scalability required to predict and optimize millions of loads and hundreds of thousands of trucks. To orchestrate collaboration across manufacturers, retailers, distributors, and their carriers, SemiCab uses real-time data from API-based load tendering and pre-built integrations with TMS and ELD partners. To build fully loaded round trips, SemiCab uses AI/ML predictions and advanced predictive optimization models. On the SemiCab platform, shippers pay less and carriers make more while not having to change a thing.

Since 2020, SemiCab has enabled major retailers, brands and transportation providers to address these common supply-chain problems globally. SemiCab’s Orchestrated Collaboration™ AI model has proven to increase transportation capacity, improve asset utilization, reduce empty miles, lower logistics costs, and provide visibility into the entire transportation network. Models show the technology has the capability of saving shippers tens of billions of dollars annually through optimization. Further, SemiCab’s technology also has the potential to play a key role in the improved sustainability model globally. Based on its proven ability to improve truck utilization rates from 65% to over 90%, this results in a dramatic reduction in the carbon footprint of the industry. The optimization of existing truck utilization can add approximately 30% more trucking capacity without adding more trucks, drivers or driven miles which addresses common problems plaguing the industry like severe driver shortage and road congestion. Trucking optimization could also eliminate approximately 25% of CO2 emissions attributable to road freight.

For additional information regarding SemiCab: http://www.semicab.com

About Singing Machine

The Singing Machine Company, Inc. (NASDAQ: MICS) is the worldwide leader in consumer karaoke products. Based in Fort Lauderdale, Florida, and founded over forty years ago, the Company designs and distributes the industry’s widest assortment of at-home and in-car karaoke entertainment products. Their portfolio is marketed under both proprietary brands and popular licenses, including Carpool Karaoke and Sesame Street. Singing Machine products incorporate the latest technology and provide access to over 100,000 songs for streaming through its mobile app and select WiFi-capable products and is also developing the world’s first globally available, fully integrated in-car karaoke system. The Company also has a new philanthropic initiative, CARE-eoke by Singing Machine, to focus on the social impact of karaoke for children and adults of all ages who would benefit from singing. Their products are sold in over 25,000 locations worldwide, including Amazon, Costco, Sam’s Club, Target, and Walmart. To learn more, go to www.singingmachine.com.

Investor Relations Contact:

investors@singingmachine.com

www.singingmachine.com

www.singingmachine.com/investors

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in the Company’s reports to the SEC, including, without limitation the Company’s Transition Report on Form 10-KT for the transition period from April 1, 2023 to December 31, 2023, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this press release. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform our statements to actual results or changed expectations, or as a result of new information, future events or otherwise.